CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 30, 2024, relating to the financial statements and financial highlights of OneAscent Large Cap Core ETF, OneAscent Small Cap Core ETF, OneAscent Core Plus Bond ETF, OneAscent International Equity ETF, and OneAscent Emerging Markets ETF, each a series of Unified Series Trust, for the year ended August 31, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

December 26, 2024

COHEN & COMPANY, LTD.
800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board